Exhibit 10.15

Execution Version

ASSET PURCHASE AGREEMENT

between

SNC HOLDINGS CORP.

as Seller

and

VERITEQ ACQUISITION CORPORATION (d/b/a VERITEQ CORPORATION)

as Buyer

Dated as of December 3, 2012

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-ii-

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Royalty Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Intellectual Property Assignments
Exhibit F	Form of Security Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 3, 2012, is entered into between SNC Holdings Corp., a Delaware corporation (“Seller”), and VeriTeQ Acquisition Corporation (d/b/a VeriTeQ Corporation), a Florida corporation (“Buyer”).

RECITALS

WHEREAS, Seller purchased all of its assets and properties pursuant to the terms and conditions of the Agreement for Purchase and Sale of Assets dated as of July 15, 2011, as approved by the Order Approving Trustee’s Motion For Approval of Sale of Personal Property Free and Clear of Liens; For Assumption and Assignment of Certain Executory Contracts and Leases (the “Sale Order”) dated as of July 22, 2011, in the case entitled In re Sicel Technologies, Inc., filed in the United States Bankruptcy Court, Eastern District of North Carolina (the “Bankruptcy Court”), as Case No. 10-06366-8-SWH (the “Bankruptcy Case”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of the assets and properties of Seller, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01     Purchase and Sale of Assets.

(a)     Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, on the Closing Date (as hereinafter defined), all of Seller’s right, title and interest in and to all of the assets, properties, and rights of Seller (except for the Excluded Assets (as defined in and specified in Section 1.02), whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of Seller, including without limitation equipment, computer equipment, tools, parts, inventory, work in progress, supplies, software, contracts, licenses, franchise rights, customer lists and files, data, know-how, trade secrets, patents, copyrights, regulatory filings, approvals, clearances, or correspondence (including but not limited to pricing or reimbursement approvals) and all rights related to any of the foregoing, governmental permits, business records, trade and business names, trade and service marks, any other proprietary information or intellectual property rights (and enforcement rights related thereto), telephone and facsimile numbers, email and internet addresses, and any of Seller’s other assets (the “Purchased Assets”). The Purchased Assets include, but are not limited to, all of the Assets set forth on Section 1.01 of the disclosure schedules (“Disclosure Schedules”) attached hereto.

(b)     Notwithstanding the foregoing, the parties hereto agree that the Purchased Assets constituting Intellectual Property (as defined in Section 3.05(a) below) shall be transferred at the Closing (as hereinafter defined) to VTQ IP Holding Corporation, a Delaware corporation and wholly-owned subsidiary of Buyer (“IP Holdco”).

Section 1.02     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include (a) any cash or cash equivalents of Seller, (b) any monies Seller has received, or might receive, in connection with the Sale Order of the Bankruptcy Court in the Bankruptcy Case, including, without limitation, any fees that might be recovered by the Chapter 7 Trustee, (c) the receivables set forth on Section 1.02 of the Disclosure Schedules, and (d) any rights in and to that certain License Agreement, effective as of June 2, 1999, by and between North Carolina State University and Sicel Medical Group, Inc. (the “NCSU License”) including, without limitation, rights in and to any intellectual property thereunder and all cash and proceeds therefrom (collectively, the “Excluded Assets”).

Section 1.03     Assumption of Liabilities; Free and Clear. The Purchased Assets will be sold, assigned, transferred, conveyed and delivered to Buyer on the Closing Date free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”) whatsoever. Buyer is not a successor entity to Seller. Buyer shall assume none of Seller’s liabilities or obligations of any kind (whether known or unknown, contingent, matured or otherwise, or whether currently existing or hereinafter created), whether relating to the Purchased Assets or otherwise, except that from and after the Closing Buyer hereby agrees to assume and to pay, perform and discharge the liabilities and obligations specifically set forth on Section 1.03 of the Disclosure Schedules (collectively, the “Assumed Liabilities”).

Section 1.04     Purchase Price. The aggregate purchase price for the Purchased Assets shall be Three Million Three Hundred Thousand Dollars (U.S. $3,300,000) (the “Closing Consideration”), plus (a) the assumption of the Assumed Liabilities and (b) the additional consideration payable pursuant to Section 1.05 hereof (collectively, the “Purchase Price”). The Closing Consideration shall be paid by Buyer by delivery to Seller at the Closing of a secured convertible promissory note (the “Note”) in the aggregate principal amount equal to the Closing Consideration in the form attached hereto as Exhibit A.

Section 1.05     Additional Consideration. As additional consideration for the purchase and sale of the Purchased Assets, Seller and Buyer shall enter into the Royalty Agreement in the form attached hereto as Exhibit B (the “Royalty Agreement”).

Section 1.06     Prepaid and Accrued Expenses.

(a)     All prepaid and accrued expenses of Seller relating to the application, filing, maintenance and other out-of-pocket fees relating to the Purchased Assets as of the Closing Date (the “Pro Rated Expenses”), shall be allocated between Seller and Buyer to reflect the principle that all such expenses arising in relation to the Purchased Assets from and after the Closing Date shall be for the account of Buyer and all such expenses arising in relation to the Purchased Assets at any point prior to the Closing Date shall be for the account of Seller.

(b)     Seller shall provide Buyer with such documentation as Buyer shall reasonably request to permit Buyer to verify (i) when payments were made (dates), (ii) proof of payment for each, and (iii) the time period covered by each payment. Seller and Buyer shall work in good faith to calculate reasonably promptly after Closing the amount of the Pro Rated Expenses. To the extent that Buyer and Seller are not able to resolve such calculation, Buyer and Seller shall submit any disputed items to an independent accounting firm reasonably acceptable to Buyer and Seller to resolve any such disputes. The costs of such independent accounting firm shall be borne equally by Buyer and Seller.

(c)     The amount of Pro Rated Expenses as finally determined in accordance with this Section 1.06 shall be paid (i) fifty percent (50%) not later than December 31, 2012; and (ii) fifty percent (50%) not later than January 31, 2013.

(d)     Any payment required by this Section 1.06 shall be paid by the paying party by wire transfer in immediately available funds to such account as shall be specified by the party receiving such payment.

Section 1.07     Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.08     Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
CLOSING

Section 2.01     Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York, 10038, on the day all of the conditions to Closing set forth in Sections 2.03, 2.04 and 2.05 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place upon which Seller and Buyer may mutually agree in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Seller and Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer by written notice to Seller if any of the conditions set forth in Section 2.03 or Section 2.04 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing. This Agreement may be terminated at any time prior to the Closing by Seller by written notice to Buyer if any of the conditions set forth in Section 2.03 or Section 2.05 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02     Closing Deliverables.

(a)           At the Closing, Seller shall deliver to Buyer the following:

(i)       a copy of the NCSU License Agreement (as defined in Section 5.01 of this Agreement);

(ii)      bills of sale in the form of Exhibit C hereto (the “Bill of Sale”) and duly executed by Seller, transferring (i) the Purchased Assets constituting Intellectual Property to IP Holdco; and (ii) the remainder of the Purchased Assets to Buyer;

(iii)     an assignment and assumption agreement in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)     assignment and assumption agreements in the form of Exhibit E hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property included in the Purchased Assets to IP Holdco;

(v)      the Royalty Agreement duly executed by Seller;

(vi)     a security agreement in the form of Exhibit F hereto (the “Security Agreement”) and duly executed by Seller, effecting the grant of the collateral security for the payment and/or satisfaction of the obligations described therein;

(vii)    tax clearance certificates from the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any taxes owed by Seller in those jurisdictions;

(viii)   a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of each of the board of directors and stockholders of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder; and

(ix)      such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

(i)       the Closing Consideration in the form of the Note duly executed by Buyer;

(ii)      the Assignment and Assumption Agreement duly executed by Buyer;

(iii)     the Intellectual Property Assignments duly executed by IP Holdco;

(iv)     the Royalty Agreement duly executed by Buyer;

(v)      the Security Agreement duly executed by Buyer and IP Holdco; and

(vi)     a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

Section 2.03     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)     No governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, nor as any such order been threatened.

(b)     No legal action shall have been commenced against Buyer or Seller, which would prevent the Closing.

Section 2.04     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Seller contained in this Agreement, the other documents to be delivered hereunder and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, including, without limitation, those contained in Section 5.01, and each of the other documents to be delivered hereunder to be performed or complied with by it prior to or on the Closing Date.

(c)     Seller shall have delivered to Buyer duly executed counterparts to the other documents to be delivered hereunder and such other documents and deliveries set forth in Section 2.02(a).

Section 2.05     Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Buyer contained in this Agreement, the other documents to be delivered hereunder and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other documents to be delivered hereunder to be performed or complied with by it prior to or on the Closing Date.

(c)     Buyer shall have delivered to Seller duly executed counterparts to the other documents to be delivered hereunder and such other documents and deliveries set forth in Section 2.02(b).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of any director or officer of Seller, after due inquiry.

Section 3.01     Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller and all of its stockholders. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver, filing, registration or authorization is required to be obtained or made by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03     Capitalization; Absence of Liabilities. All of the issued and outstanding share capital of Seller is owned beneficially and of record by the persons or entities set forth on Section 3.03(a) of the Disclosure Schedules. Seller was formed solely for the purpose of acquiring the assets and properties pursuant to the Sale Order of the Bankruptcy Court in the Bankruptcy Case, and it has not conducted any business other than maintaining such assets and properties in the ordinary course and has no assets, liabilities or obligations of any nature (whether known or unknown, contingent, matured or otherwise, or whether currently existing or hereinafter created), other than those assets acquired pursuant to such Sale Order or those liabilities or obligations disclosed in Section 3.03(b) of the Disclosure Schedules.

Section 3.04     Title to Purchased Assets. Seller owns and has good, valid and marketable title to the Purchased Assets, free and clear of any Encumbrances. Upon delivery by Seller of the Bills of Sale, Seller’s good, valid and marketable title to the Purchased Assets will be transferred to, as applicable, Buyer or IP Holdco, free and clear of any Encumbrances. To Seller’s knowledge, the Purchased Assets constitute all of the assets used in, related to or required by Sicel Technologies, Inc. (“Debtor”) in the normal conduct and operation of its business as conducted prior to August 10, 2010 (the “Petition Date”), and none of the assets acquired pursuant to the Sale Order entered by the Bankruptcy Court in the Bankruptcy Case have been sold, assigned, transferred, conveyed, encumbered or otherwise disposed of since that date, nor has the Company entered into any contracts, purchases or sales with respect to such assets.

Section 3.05     Intellectual Property.

(a)     “Intellectual Property” means any and all of the following intangible property and related proprietary rights, interests and protections, however arising, pursuant to the laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or governmental authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, ideas, discoveries, inventions, methods, processes, compositions and trade secrets, whether or not patentable; (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (vi) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.

(b)     Section 3.05(b) of the Disclosure Schedules lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller exclusively owns all the Purchased IP, free and clear of all Encumbrances, except for those items of Purchased IP identified on Section 3.05(b) of the Disclosure Schedules for which Seller owns an undivided, equal half interest, and Seller has the exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Purchased IP. Neither Seller nor any item of Purchased IP is subject to any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the transfer or license thereof to any person or entity. To Seller’s knowledge, all Purchased IP is valid, subsisting and enforceable. With respect to unregistered Intellectual Property listed on Section 3.05(b) of the Disclosure Schedules, Seller has taken commercially reasonable steps to protect and preserve the confidentiality of such Intellectual Property. With respect to the applied for and registered Intellectual Property listed on Section 3.05(b) of the Disclosure Schedules, (i) to Seller’s knowledge, all such Intellectual Property is in compliance with all formal legal requirements (including payment of filing, examination, annuity and maintenance fees and filing of proofs of use) and (ii) Seller has paid all fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Intellectual Property, Section 3.05(b) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, (C) the application or registration date, and (D) any outstanding deadlines.

(c)     The Purchased IP comprises all of the Intellectual Property owned, either wholly or partially, by the Debtor as of the Petition Date. Other than the Purchased IP, neither Seller nor any of its stockholders has any direct or indirect right, title or interest in any Intellectual Property pertaining to dosimeters or devices or methods for the measurement of radiation other than the Purchased IP.

(d)     To Seller’s knowledge:

(i)       no person or entity has asserted or threatened to assert any claims (A) contesting the right of the Seller or Debtor to use, exercise, sell, license, transfer or dispose of any Purchased IP or any Products (as hereinafter defined); or (B) challenging the ownership, validity or enforceability of any Purchased IP;

(ii)      Seller’s current use of the Purchased IP, and the manufacture, sale, or use of any Product by Seller or Debtor, has not and does not use, infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and no claims are pending or have been threatened by any person or entity with respect to any such use, infringement, violation, dilution or misappropriation; and

(iii)     no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller or Debtor nor any affiliate of Seller or Debtor has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

(e)     Section 3.05(e) of the Disclosure Schedules lists all licenses, covenants, contracts and other agreements relating to the Purchased IP (the “IP Agreements”). The Seller is in compliance with all terms and conditions of all IP Agreements, and Seller has no knowledge of any assertion, claim or threatened claim, or facts that could serve as a basis of any assertion or claim, that the Seller or any other party has breached or defaulted on any terms or conditions of any IP Agreement.

(f)     All Intellectual Property embodied by, incorporated in or utilized by a Product not comprising Purchased IP is listed on Section 3.05(f) of the Disclosure Schedules. As used herein, “Products” shall mean products referred to by Debtor under the tradename ONEDOSE, ONEDOSE PLUS, ONEDOSE CONSOLE, DVS, DVS-HFT or DVS-SMARTMARKER and any prototype, device, system, method or procedure of Seller or Debtor that practices, embodies or utilizes any Purchased IP.

(g)     Other than as described on Section 3.05(g) of the Disclosure Schedules, neither Seller nor, to Seller’s knowledge, Debtor has received any written opinion of counsel, regarding any Intellectual Property not exclusively owned by Seller, any Purchased IP or any Product.

(h)     Other than the license that Seller will grant to Buyer under the Sublicense Agreement (defined in Section 5.01(c) below), Seller has not granted under the NCSU License Agreement to any person or entity a license or a sublicense or otherwise assigned to any person or entity any other right therein or thereunder.

Section 3.06     Assigned Contracts. Section 3.06 of the Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To Seller’s knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or to Seller’s knowledge threatened under any Assigned Contract.

Section 3.07     Permits. Section 3.07 of the Disclosure Schedules lists all permits, licenses, franchises, clearances, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities, including without limitation all approvals from the United States Food and Drug Administration (“FDA”) under Section 510(k) of the Federal Food, Drug, and Cosmetic Act and all CE markings (“Permits”), included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect and are transferable as contemplated hereby. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. To Seller’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit. Neither Seller nor Debtor has received any adverse written notice from the FDA or any other government authority (a) regarding a requested Permit for any Product or (b) alleging any violation of any law, policy, guideline, rule or regulation.

Section 3.08     Compliance With Laws; Legal Proceedings. Seller has complied, and is now complying, with all applicable foreign, federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.09     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01     Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver, filing, registration or authorization is required to be obtained or made by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03     Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01     Renegotiation of License Agreement.

(a)     Seller shall not terminate, amend, modify, transfer or otherwise encumber the Amended and Restated License Agreement dated as of November 26, 2012, by and between North Carolina State University and Seller (the “NCSU License Agreement”) unless Seller shall have received the prior written consent of Buyer thereto, which consent shall not be unreasonably withheld.

(b)     At any time after the later of (i) repayment in full of the Note or conversion of all amounts not yet repaid under the Note into Shares (as defined in the Note), and (ii) Buyer having earned one million dollars ($1,000,000) from sales of products incorporating the Purchased IP and/or the Intellectual Property licensed under the Sublicense Agreement, Seller shall, upon Buyer’s request, use its best efforts to cause NCSU to assign the NCSU License Agreement to Buyer or an affiliate thereof. The obligations set forth in this Section 5.01(b) shall specifically survive the period set forth in Section 6.01.

(c)     Not later than ten (10) days from the date of this Agreement, Seller and Buyer shall negotiate in good faith a sub-license agreement (the “Sublicense Agreement”) pursuant to which Seller will grant to Buyer a sublicense of the NCSU License Agreement substantially on the terms contained in the NCSU License Agreement, as the same may be amended in accordance with the provisions of this Section 5.01.

Section 5.02     IP Diligence. Buyer shall use commercially reasonable efforts to commercialize the Purchased IP until the date which is twenty-four (24) months after the First Commercial Sale (as such term is defined in the Royalty Agreement). The obligation set forth in this Section 5.02 shall be referred to as “Seller’s IP Diligence Obligation” and this obligations shall specifically survive the period set forth in Section 6.01.

Section 5.03     Public Announcements. Unless otherwise required by applicable law, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.04     Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.05     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by the Party obligated to pay such tax when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.06     Authorization; Mail. Seller authorizes and empowers Buyer from and after the date hereof (i) to receive and open mail addressed to Seller and (ii) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to the Purchased Assets or to any of the Assumed Liabilities. Seller agrees to deliver to Buyer promptly upon receipt any mail, checks or other documents received by it pertaining to the Purchased Assets or otherwise to any of the Assumed Liabilities. Buyer agrees to deliver to Seller any mail that it receives to which it is not entitled by reason of this Agreement or otherwise and to which Seller is entitled.

Section 5.07     Confidential Information. From and after the Closing, Seller shall treat and hold as confidential any information concerning the Purchased Assets or the Assumed Liabilities that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information, and (except for any information that this Agreement expressly permits Seller to retain) deliver promptly to Buyer, at the request and expense of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control; provided, however, Seller may retain one hard copy (1) as well as electronic copies of Confidential Information to comply with applicable law or regulation or to comply with policies consistent with past practices. If Seller is required to disclose any Confidential Information in order to avoid violating any applicable law, Seller will provide Buyer with prompt notice of such requirement. To the extent legally permissible and at Buyer’s expense, Seller shall provide Buyer, in advance of any such disclosure, with copies of any Confidential Information that Seller intends to disclose (and, if applicable, the text of the disclosure language itself) and shall cooperate with Buyer to the extent Buyer may seek to limit such disclosure. If in the absence of a protective order or the receipt of a waiver from Buyer after a request in writing therefore is made by Seller, and after complying with the foregoing, Seller is, on the advice of counsel required by applicable law or legal process to disclose Confidential Information, Seller may do so; provided, that Seller shall disclose only such portion of the Confidential Information as it is required to disclose.

Section 5.08     Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI
INDEMNIFICATION

Section 6.01     Survival. Unless otherwise provided to the contrary herein, all representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing and any investigation made by any party hereto for a period of twelve (12) months after the Closing; provided, however, that any claim for breach of any representation, warranty, covenant or agreement in this Agreement made by the party seeking to be indemnified within the period specified in this Section 6.01 shall survive until such claim is finally and fully resolved.

Section 6.02     Indemnification By Seller. Subject to the other terms and conditions of this Article VI, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (“Damages”), arising from or relating to:

(a)     any breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)     any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c)     any Excluded Asset;

(d)     any liabilities or obligations of, or claims against, Seller of any kind, whether direct or indirect, known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, except for the Assumed Liabilities; or

(e)     Seller’s non-compliance with any applicable bulk sales or transfer law.

Section 6.03      Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all Damages arising from or relating to:

(a)     any breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)     any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder;

(c)     any Assumed Liability;

(d)     any Purchased Asset to the extent that any Damages arising therefrom arise or occur on or after the Closing; or

(e)     the conduct of Buyer’s business, in each case arising or occurring on or after the Closing.

Section 6.04     Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”), and such Indemnifying Party shall have the right to join in the defense of said Action at such Indemnifying Party’s own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party’s ability to satisfy such agreement, then the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party, except that the Indemnified Party shall be entitled to participate in the defense of any said Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not or may not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05     Limitations on Amount. An Indemnifying Party will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 6.02 or 6.03 of this Agreement, as applicable, until the total amount of all Damages for which the Indemnified Party may claim against such Indemnifying Party with respect to such matters exceeds Five Thousand Dollars ($5,000), and then only for the amount by which such Damages exceeds Five Thousand Dollars ($5,000); provided, however, in no event shall the aggregate amount of such Damages exceed Three Hundred Fifty Thousand Dollars ($350,000). However, this Section 6.05 will not apply to (i) any breach of any of the representations or warranties of the Indemnified Party contained in this Agreement or any document to be delivered hereunder, if the Indemnified Party had actual knowledge of such breach at any time prior to the date on which such representation and warranty is made or (ii) any intentional breach of any covenant, agreement or obligation to be performed by the Indemnified Party pursuant to this Agreement or any document to be delivered hereunder.

Section 6.06     Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.07     Right of Set-Off; Exclusive Remedy. In the event that Buyer suffers any Damages for which Seller is obligated to indemnify Buyer hereunder, then Buyer shall, as the means of recovery for such Damages, set-off, against the amount of such Damages, any sums due to Seller pursuant to this Agreement, the Royalty Agreement or the Note. Buyer’s right of set-off shall not be subject to any order of priority, and shall be exercisable in such amounts (not to exceed the amount of any such Damages) and in such manner as Buyer in its reasonable discretion may determine. Buyer and Seller acknowledge and agree that the right of set-off shall be Buyer’s exclusive remedy and source of recovery for loss for which Seller is obligated to indemnify Buyer hereunder.

ARTICLE VII
MISCELLANEOUS

Section 7.01     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	c/o Nexsen Pruet LLC
701 Green Valley Road
Suite 100
Greensboro, NC 27408
Facsimile: (336) 387-8923
E-mail: cmyatt@nexsenpruet.com
Attention: Christy Myatt

with a copy to:	Greenberg Traurig, LLP 3333 Piedmont Road NE Suite 2500 Atlanta, GA 30305
Facsimile: (678) 553-2453
E-mail: elowew@gtlaw.com
Attention: Wayne Elowe

If to Buyer:	VeriTeQ Acquisition Corporation
Congress Office Park
220 Congress Park Drive, Suite 200
Delray Beach, FL 33445
Facsimile:
E-mail: ssilverman@veriteqcorp.com
Attention: Scott R. Silverman, Chairman and CEO

with a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Facsimile: (212) 806-7793
E-mail: tlenson@stroock.com
Attention: Todd E. Lenson, Esq.

Section 7.03     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05     Entire Agreement. This Agreement, the exhibits and schedules hereto and the other documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that Buyer may assign its rights; provided that Buyer may assign this Agreement to (a) any of its affiliates or subsidiaries, (b) any acquirer in connection with a sale of all or substantially all of the business, assets, or securities of Buyer, or (c) any lender or financing source of Buyer as a result of collateral security, foreclosure, or transfer in lieu of foreclosure. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07     No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08     Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09     Waiver; Remedies. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 7.10     Representation of Comprehension of Document. In entering into this Agreement, the parties warrant and represent that: (i) they have read the contents of this Agreement; (ii) the terms of this Agreement have been explained to them by their respective attorneys; (iii) those terms are fully understood and voluntarily accepted by them; (iv) they have relied upon the legal advice of their own choosing; and (v) no party shall deny the validity of this Agreement on the ground that it/they did not have the advice of its/their counsel.

Section 7.11     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.

Section 7.12     Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York, borough of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.13     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.14     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.15     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SNC HOLDINGS CORP.

By	/s/ J. Gelles
Name: J. Gelles
Title: President

VERITEQ ACQUISITION CORPORATION (d/b/a VERITEQ CORPORATION)

By	/s/ Scott Silverman
Name: Scott Silverman
Title: CEO